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                                                                     EXHIBIT 8.1


                                January 28, 1999



Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 2300
Seattle, Washington 91804


                Re:     Certain Federal Income Tax Considerations

Ladies and Gentlemen:

        We have acted as special tax counsel for Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership") and Plum Creek Timber Company, Inc., a Delaware corporation (the "Company"), in connection with the proposed conversion (together with related transactions, the "Conversion Trans action") of ownership interests in the Partnership into ownership interests in the Company through the merger (the "Merger") of the Partnership with and into Plum Creek Acquisition Partners, L.P., a Delaware limited partnership and a wholly-owned, indirect subsidiary of the Company (the "Operating Partnership"). The terms of the Conversion Transaction are set forth in detail in the Agreement and Plan of Conversion (the "Conversion Agreement"), dated as of June 5, 1998 as amended on July 17, 1998, among the Partnership, the Company, and Plum Creek Management Company, L.P., a Delaware limited partnership that is the sole general partner of the Partnership ("PCMC"). Following the Merger, the Company will elect to be treated for Federal income tax purposes as a real estate investment trust.

        Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Conversion Agreement.





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Plum Creek Timber Company, Inc.
January 28, 1999
Page 2



        In connection with the Conversion Transaction and pursuant to the Proxy/Prospectus of the Company dated the date hereof (the "Prospectus"), the Company will issue 46,323,300 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), in exchange for ownership interests in the Partnership.

        In rendering our opinion, we have participated in the preparation of the Prospectus. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus; (ii) an executed copy of the Conversion Agreement; (iii) the private letter ruling, dated January 12, 1999, issued by the Internal Revenue Service to the Partnership relating to the tax consequences of the Conversion Transaction (the "Ruling"); and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion, including certificates (the "Certificates") executed by appointed officers of the Company and the Partnership relating to, among other things, the proposed operations of the Company (the Certificates, together with the Prospectus and the Conversion Agreement, the "Documents"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the Documents and the statement and representations made by the Partnership and the Company.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed by parties other than the Partnership or the Company, we have assumed that such parties had, or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Partnership, Company, and others.




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Plum Creek Timber Company, Inc.
January 28, 1999
Page 3


        In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and the Ruling, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

        Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Prospectus under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Common Stock, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of Common Stock under current law.

        In addition, based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

        (1) commencing with the Company's taxable year ending on December 31, 1999, the Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's proposed method of operation will enable it to meet the requirements for qualification as a REIT;

        (2) the Merger will be treated as a transfer of assets by the Partnership to the Company in exchange for Common Stock in a transaction that is governed by section 351 of the Code, and accordingly, no gain or loss will be recognized by the Company, the Partnership or the Unitholders as a result of the Merger, subject to the discussion in the succeeding paragraph.




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Plum Creek Timber Company, Inc.
January 28, 1999
Page 4


        The Corporation's assumption of the Partnership's liabilities in the Merger will reduce each Unitholder's share of the Partnership's liabilities, which reduction will be treated for United States federal income tax purposes as a deemed cash distribution to Unitholders. Accordingly, the adjusted tax basis of each Unitholder's interest in the Partnership, which includes a Unitholder's share of Partnership Liabilities, will be reduced to reflect each Unitholder's share of such deemed distribution. A Unitholder would recognize gain to the extent the deemed distribution exceeds the adjusted tax basis of the Unitholder's interest in the Partner ship before the deemed distribution. For purposes of rendering the opinion expressed in the immediately preceding paragraph with respect to the Federal income tax consequences of the Merger to Unitholders, we have assumed, with the express permission of PCMC, that each Unitholder has a tax basis in its Units in excess of any anticipated deemed cash distribution that would result from a reduction in a Unitholder's share of the Partnership's liabilities as a result of the Merger.

        (3) the Operating Partnership will not be classified as an association taxable as a corporation, but will instead be classified as either (A) a disregarded entity if 100% of its membership interests are held by the Company directly or indirectly through one or more wholly-owned subsidiaries, or (B) a partnership if, addition to the Company, at least one other person that is unrelated to the Company owns an interest in the Operating Partnership.

        (4) gain derived by the Operating Partnership from the disposal of timber held for more than one year pursuant to the Stumpage Contracts will be characterized as gain from the sale or other disposition of real property and will not constitute income from the sale or other disposition of real property described in section 1221 of the Code.

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether Federal, state, local or foreign, of the Conversion Trans action, the issuance of Common Stock, or any transaction related to or contemplated by such transactions.





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Plum Creek Timber Company, Inc.
January 28, 1999
Page 5


        The opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent change in applicable law.

                                       Very truly yours,

                                       Skadden, Arps, Slate,
                                       Meagher & Flom LLP